Exhibit 99.1

francesca’s® Announces $10 million Term Loan Agreement

Completion of Strategic Alternatives Review

HOUSTON, TEXAS — August 14, 2019 — Francesca’s Holdings Corporation (the “Company”) (Nasdaq: FRAN) today announced that it has entered into a second lien term loan Credit Agreement (“Term Loan Credit Agreement”) with Tiger Finance, LLC. The Company simultaneously announced the completion of its previously announced strategic alternatives review. Following a thorough review process, the board of directors has concluded that the Company will best serve the interests of its stockholders at this time by focusing on the continued execution of its turnaround plan.

Michael Prendergast, Interim CEO, stated. “We are pleased to have closed the term loan agreement as it provides additional financial flexibility to our organization as we continue to advance our strategic initiatives. We believe that the additional liquidity provided by the term loan agreement, in combination with previously announced cost savings and operating initiatives, will allow the Company additional cushion as it implements its turnaround plan, and represents a vote of confidence in the Company’s turnaround efforts.”

“We are pleased to provide additional liquidity at this important point in francesca’s evolution,” said Robert DeAngelis, Executive Managing Director of Tiger Finance, LLC.  “This term loan facility is one example of how Tiger partners with our clients to help them achieve long-term sustainable growth.”

The Term Loan Credit Agreement provides for an aggregate term loan of $10.0 million and matures on August 13, 2022. The Term Loan Credit Agreement is subject to a combined borrowing base together with the Company’s existing asset based revolving credit facility. This combined borrowing base, after taking into account the Term Loan Credit Agreement, is expected to provide approximately $7.0 million of net additional liquidity to the Company.

The Term Loan Credit Agreement contains customary affirmative and negative covenants, including limitations, subject to customary exceptions in addition to limitations on the amount of capital expenditures that francesca’s is permitted to make through the fiscal year ending in 2021, provided that the loan parties may make unlimited amounts of capital expenditures if certain payment conditions are met. Further details about the Term Loan Credit Agreement will be contained in a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (“SEC”).

Concurrently with the Term Loan Credit Agreement, the Company obtained an amendment from the lenders under its existing asset based revolving credit facility to permit the new financing.

About Francesca's Holdings Corporation

francesca's® is a specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. As of August 13, 2019, francesca's® operated approximately 718 boutiques in 47 states throughout the United States and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

About Tiger Financial, LLC

Tiger Financial, LLC is an affiliate of Tiger Capital Group, LLC. Based in New York, Tiger provides asset valuation, advisory and disposition services to a broad range of retail, wholesale, and industrial clients. Tiger helps clients identify the underlying value of assets, monitor asset risk factors and, when needed, provides capital quickly and decisively. Tiger maintains domestic offices in New York, Los Angeles, Boston, Chicago, Houston and Toronto.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that are expected. These risks and uncertainties include, but are not limited to, the following: the risk that the Company may not be able to successfully execute its turnaround plan; the risk that the Company may not be able to successfully integrate its Interim Chief Executive Officer and Chief Financial Officer, and attract and integrate a new Chief Executive Officer; the risk that the Company cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve its business model; the Company’s ability to attract a sufficient number of customers to its boutiques or sell sufficient quantities of its merchandise through its ecommerce website; the Company’s ability to successfully open, close, refresh, and operate our boutiques each year; the Company’s ability to efficiently source and distribute merchandise quantities necessary to support its operations; and the impact of potential tariff increases or new tariffs. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in the Company’s forward-looking statements, please refer to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended February 3, 2019 filed with the  SEC on May 3, 2019 and any risk factors contained in subsequent quarterly and annual reports it files with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Cindy Thomassee 832-494-2240
646-277-1214	Kate Venturina 713-864-1358 ext. 1145
ir@francescas.com